Exhibit 10.2

ECONOMIC AND APPLICATION AGREEMENT

This agreement made and entered into this 1st day of` August, 2004, by and between Birmingham Bloomfield Bancorp (hereinafter referred to as “Client”), whose mailing address is 3707 W. Maple Bloomfield Hills, Michigan and Dan Hudson dba Bankmark (hereinafter referred to as “Consultant”), whose principle office is located at 15950 North Dallas Parkway, Suite 525, Dallas, TX 75248.

IN CONSIDERATION of the mutual agreement herein contained, it is mutually understood and agreed by and between the parties as follows:

I.	NATURE OF SERVICES

A. The consultant is hereby authorized to proceed with the engagement as detailed in EXHIBIT A, which is considered an integral part of this Consulting Agreement, a copy of which is attached.

The exact scheduling and extent of any additional actions relating to the project will be determined by mutual agreement between client and consultant.

In addition, the consultant may from time to time be requested to participate in other related activities. In such cases, the consultant and client will mutually agree as to whether they are included or stand outside this agreement.

B. Any direct business expenses incurred by Consultant, including, but not limited to telephone, travel and the like, must be pre-approved by the client in order to qualify for reimbursement by them.

C. Consultant agrees to use his best efforts in conducting all of the activities related to in this Agreement.

D. The client agrees to supply the Consultant with all necessary data and required computations in the specific formats that may be requested by the Consultant at various points during the term of this agreement.

E. Nothing contained herein shall be construed to create the relationship of Employer and Employee or Agent and Principal between the Client and Consultant. Consultant shall conduct his business as an Independent Contractor and shall have no authority to create, alter or amend any agreements or representations on behalf of the Client or to incur any liabilities for the Client. Consultant acknowledges that he is not an employee of the Client, and said Client is not obligated nor charged with the responsibility of withholding income taxes from any commissions due the Consultant, nor is the Client obligated to pay Social Security, Taxes, nor FICA taxes upon or for the Consultant.

F. Consultant agrees to adhere to fair business principles and comply with all Federal, State and local laws and regulations either existing or pending. Consultant further agrees to file applications for licensing, bonding or other permits, and to pay all fees pertaining thereto as maybe required by any regulatory body.

II.	SOLICITATION AND TERMINATION

A. Consultant agrees that he will not issue, distribute or circulate any advertising or promotional material, circulars or pamphlets relating to the Client unless and until it has been authorized and approved in writing by the Client. The Consultant shall withdraw any said material and discontinue its use immediately upon the Client’s written request to do so.

B. This Agreement may terminated by either party upon written notice. Upon the giving of said notice, the Client shall cause to be paid to Consultant any monies due Consultant, as herein provided, and Consultant, in turn, shall reimburse the Client for any monies, if any, by it advanced and not earned.

III.	COMPENSATION

In consideration of the services performed hereunder by Consultant, Client will pay Consultant an amount based upon the work outlined in EXHIBIT A (attached) not to exceed that amount listed in EXHIBIT A. The terms and conditions listed in EXHIBIT A are considered an integral part o f this Consulting Agreement.

During the course of the engagement, invoices may be submitted representing progress payments for work completed. Such invoices and any balances thereof, are due within ten (10) days after presentation.

The above referred to fees shall constitute the only source of compensation to Consultant by Client.

IV.	CONTRACT ENFORCEMENT

A. This agreement constitutes the entire agreement about understandings between the parties and supersedes any and all other agreements between the parties.

B. No remedy granted to the parties by virtue of the Agreement shall be exclusive of any other legal or equitable remedy available to the parties existing by laws of statute.

V.	MISCELLANEOUS

A. The parties agree and intend that all questions concerning this Agreement, including the validity, capacity of parties, effect, interpretation and performance shall be governed by the laws of the State where the Application is filed.

EXHIBIT A

OVERVIEW OF ENGAGEMENT:
•	The basic components of the assignment include the following main elements:
•	General Consulting (Strategy development)
•	Prepare materials for, and attend, pre-filing meeting(s) with Regulators
•	Meet with proposed Directors to assist in completing their interagency financial and biographical application forms
•	Interview individual Organizers to discuss their duties, responsibilities, etc.
•	Develop the Business Plan (in concert with Management) including the pro-forma projections
•
Prepare the complete new Joint Agency application (revised March 2002) for a Commercial Banking Charter, with the appropriate State Department of Banking, Office of the Comptroller of the Currency (OCC) and FDIC

•	Assistance in the preparation of other required materials including, but not limited to:
o	CRA Statement
o	State historical/environmental determination of sites selected for bank facilities
o	Salient published legal notices
o	Monitor regulator processing of applications
o	Comply with all requests by Regulators for clarification and/or additional data

TERMS OF ENGAGEMENT:
1)	Provide Management/Directors with a course of action required to complete the regulatory applications.
2)	Provide Management with a specific outline of information required for the appropriate State Department of Banking, OCC and FDIC.
3)	Prepare Director/Organizer Interagency Financial and Biographical Forms and other required materials.
a.	Distribute and collect all required regulatory “forms” with appropriate supplemental instructions
b.	Conduct a meeting with Directors/Organizers to review the required information needed to complete all forms
c.	Answer individual Director/Organizer CONFIDENTIAL questions and consult with their legal counsel if necessary on selected matters
d.	Review and edit completed Director/Organizer forms for accuracy and completeness
e.	Follow up with Directors/Organizers for form content clarification and additional information
f.	Prepare finalized biographical and financial forms for Director/Organizer final review.

g.	Ensure that all fingerprint cards are correctly prepared for both agencies.
h.	Prepare and review all regulatory release forms
i.	Examine Director Qualifications and Related Experience
j.	Prepare Director Job Description and Responsibilities
k.	Conduct individual Director/Organizers Interviews to review and clarify:
i.	Prior financial institution experience
ii.	Other financial field related experience
iii.	Other organization Board experience
iv.	Community/Professional involvement
v.	Individual contribution as a potential board member
vi.	Other relevant experience/contacts, etc.
4)	Prepare Management Section
a.	Assist Management (“team” if applicable) in presenting his/their separate and combined qualifications
i.	Review resumes for review, update and revision
ii.	Banking Experience (specifics re: lending, operational, and/or administration background, etc.)
iii.	Direct and Indirect Board Experience
iv.	Independent Bank and Marketing Experience
v.	Prepare Job Description and Vitae for Senior Management candidates
5)	Prepare Facilities Information relating to:
a.	Physical Location
b.	Site and floor plans
c.	Tentative purchase/lease agreement(s)
d.	Tenant improvements
e.	Purchase/lease of Furniture, Fixtures and Equipment
f.	Related parties involvement with the premises and/or FF&E
g.	State-National Historical determination
h.	Zoning and environmental effect
6)	Develop, with Management, the Business Plan including:
a.	Reflection of Director/Management Philosophy and marketing strategy
b.	Management expertise and utilization
c.	Director expertise and utilization
d.	Market analysis
i.	An overview of the market and opportunities
ii.	Current demographics
iii.	Specific Goals and Objectives
iv.	Market growth and composition of “target” sectors
e.	Proforma Financials (3 years, by quarters) in concert with Management
i.	All supporting schedules
f.	Peer Group Comparisons

g.	Assumptions and Footnotes
7)	Prepare Capital Adequacy Analysis
8)	Prepare the Required Proposed Market and Economic Information
a.	Develop supportive market information relative to the Strategic Market Plan
b.	Information in support of regulatory “Convenience and Needs” requirements
c.	Current area development and projected economic growth data
d.	Statistics and other information regarding lending needs of the new bank’s market(s)
9)	Prepare Competitor data and analysis:
a.	Prepare competitor/peer group data and trends
10)	Prepare Miscellaneous Information Regarding:
a.	Correspondent banking relationships
b.	Guidance in preparing, and review of, regulatory mandated policies manuals
c.	Director Board and Committee duties and assignments
d.	Risk Management Coverage (insurance)
e.	Data Processing plans: vendor, in-house, etc.
f.	Other relevant information
11)	Summary and Conclusions Regarding the Application’s Merit, Strengths, and Market Position
12)	Miscellaneous and Related Consultant Responsibilities
a.	“Packaging” of the applications (printing, proper format, required number of copies, etc.)
b.	Interface with Office of Historic Preservation regarding historical determination of sites
c.	Address zoning and environmental concerns
d.	Provide required Legal Notices for Newspaper publication
e.	Coordination with regulatory agencies and other consultants
f.	Follow-tip and monitoring of regulatory agencies
g.	Provide regulators with clarification of critical issues when requested
h.	Provide Organizers with regular updates and status reports regarding the application progress.

TIMING
TIME IS OF THE ESSENCE. THEREFORE, DUE DATES RELATING TO THE PROJECT TIMELINE ARE DEPENDENT UPON THE TIMELY COMPLETION AND SUBMISSION OF ALL MATERIALS REQUESTED BY THE CONSULTANT. This being the case, the application could be ready to submit to the regulators within 75 days from the signing of this agreement, the tendering of the initial payment and the completion of ALL requested Organizer/management data, information and responsibilities. Any delay in the receipt of necessary information or the submission of incomplete or inaccurate data by the client will cause a delay in the above described application process. It is therefore imperative that all Organizers meet their obligations and respective deadlines.

FEE SCHEDULE:
The fee, for performing the above detailed consulting service is based upon the placement of a head office in Birmingham, Michigan plus a separate banking office in another location within the state of Michigan to be mutually agreed upon by the client and consultant, is $85,000. This includes processing a maximum of twenty (20) organizers, excluding management. Additional organizers can be included in the application at a cost of $300.00 each.

•	Payment #1 ($35,500) is due and payable upon signing this agreement.
•
Payment #2 ($32,750) ($36,750 - $4,000 paid prior to execution of contract) is due and payable within 10 days of the date the consultant files the Joint Interagency application with the regulatory agencies.

•	Payment #3 of $12,750 is due and payable upon the funding of the organizational loan, or five (5) calendar months following the date of this contract, whichever occurs first.

Let it be clearly, understood that the consulting service rendered, is not a guarantee that the regulators will approve the application. Therefore, any payment to the Consultant is not based upon whether the application is accepted or approved by either the State Department of Banking for which the application is filed, the OCC, or the FDIC.

Out-of-pocket expenses:
Client will pay for the cost of the postage/delivery, copying and binding of all documents required by the regulators and any additional copies the Client may wish. The consultant will provide, at no cost to the Client, one copy of each Director/Organizer’s personalized and confidential data and one complete copy of the application for the corporate files.

Travel expense:
The Consultant will absorb the full cost of travel and lodging for up to nine (9) necessary on-site visits during the process of completing the required application. The Client and Consultant will equally share in the cost of the next two (2) on-site visits, if necessary, all additional visits will be borne wholly by the Client.

Let it be further understood that if for any reason the client chooses to or causes the project to abort, fees will be charged on an hourly basis. Such fees will only be charged on that work performed BEFORE the date of receipt of official notification (verbal, followed by written confirmation) in lieu of the fee schedule described above. Expenses incurred to-date of discontinuance of work also will be billed. The fee charged under such a condition will be based as follows:

•	Analysis and preparation of applications, Regulator meetings/Tele-conferences, development of the Business Plan and, economic research/analysis, and Management consultation, @ $150/hour
•	Preparation of Director biographical and Financial forms @ $100/hour
•	Coordination, auditing and validating materials for the application @ $75/hour;
•	Computer input, proof reading, etc. @ $35/hour.
•
As motivation for BOTH parties to fulfill their duties and responsibilities and ensure that the project will proceed expeditiously, the following terms and conditions are therefore incorporated into this agreement.

•	The Organizers will return completed biographical and financial forms to consultant within 15 days of receipt of such forms.
•
The Organizers will respond to requests for information-in a timely manner and will review, sign and return the final submission copies of all documents within 7 days after the consultant’s review and preparation

Site (location) information and tentative lease(s) will be available by the 70th day from signing this agreement (the FDIC, in particular, reviews the location leases very closely.)

The work will be performed by Bankmark’s Internal Research Department and possibly (in total or in part) by the following consultants:
•	Robert Steiner, Steiner & Associates
•	Bobbe Sigler, Management Consultant
•	Rick Childs, Crowe Chizek & Co., LLP
•	Peter Gilbert, Management Consultant
•	Dennis Ceklovsky, DFC Consulting
•	Bryan Hyzdu, Management Consultant

All those listed above are either current or former bankers with experience in executive banking positions, and have all been part of the application process.

To expedite, facilitate and enhance the application process, Bankmark reserves the right, based on the project’s needs and complexities, to assign said specialists as aforetomentioned, all of which have in-depth experience in the preparation of de nova bank applications and are currently working with Bankmark on other projects. Bankmark, from time to time, may add other specialists as deemed necessary to complete the work in a timely manner. Bankmark warrants that these individuals will have comparable experience to the associates listed above and will have the ability to complete the task at hand.

The details of this Exhibit are hereby acknowledged and agreed to by both parties and are thus an integral part of the foregoing Economic and Application Agreement.

By: /S/ Dan Hudson    Date:  8/1/04
Dan Hudson

By: /S/ Robert E. Farr          Date:  8/22/04
Robert E. Farr